STATE GUARANTEED LOAN (Free translation) By and between THE BANK SOCIETE GENERALE, Société Anonyme with a share capital of 1 066 714 367,50 euros, registered under unique registration number 552 120 222 RCS Paris, with head office located at PARIS (75009), 29 Boulevard Haussmann, duly represented by the individual mentioned on the signature page Hereinafter the "Bank" on the one hand THE CLIENT INNATE PHARMA, a société anonyme à directoire et conseil de surveillance with a share capital of 3 952 095,85euros, whose registered office is at 117 Avenue de Luminy, MARSEILLE 13009 registration number 424365336, RCS Marseille – duly represented by Mr Mondher Mahjoubi, President of the Executive Board, by virtue of the extract from the minutes of the Supervisory Board meeting, of the company's bylaws updated on July 22, 2021 and having full powers for the purpose hereof by virtue of the minutes of the meeting of the Board of directors of 15/12/2021. Hereinafter the "Client », on the second hand THE PARTIES AGREE AS FOLLOWS : PREAMBLE This loan is granted by the Bank to the Client to deal with the financial consequences of the COVID-19 pandemic (the "Loan"). It complies with the conditions set forth in Article 6 of Act No. 2020-289 of March 23, 2020 on Amending the Finance Act for 2020 and in the Order of March 23, 2020 as amended by the Order of April 17, 2020 granting the State guarantee to credit institutions and finance companies (the "Order"). The Loan benefits from the State guarantee provided for in the Order (the "State Guarantee"). The State Guarantee will be remunerated in accordance with the provisions of the Order and the State Guarantee fees, borne by the Client (the "State Guarantee Premium"), will be collected by Bpifrance Financement SA from the Bank in accordance with the provisions of the Order. It is understood that the Client is reminded that the loans benefiting from the State Guarantee constitute aid to professionals and companies within the meaning of European law and that, as such, any other European aid incompatible with these loans, of which it could be the beneficiary, could incompatible with these loans, of which it could be a beneficiary, could be subject to a request for recovery by the competent European authorities, only for the part declared incompatible. ARTICLE 1 - AMOUNT AND TERM OF THE LOAN The Bank grants the Client, under the terms and conditions set out herein, a loan in the principal amount of 20,000,000.00 (twenty million euros), for a term of 12 months, as indicated in the article "Repayment of principal". ARTICLE 2 - PURPOSE OF THE LOAN The Client declares that the funds to be obtained from the Loan are intended for its cash flow needs in order to cope with the financial consequences of the COVID-19 pandemic. He also declares that the use of the funds will be aimed at preserving activity and employment in employment in France.

ARTICLE 3 - DISBURSEMENT OF THE LOAN 3.1 Preconditions Disbursement of the Loan by the Bank to the Client is subject to the prior fulfilment of the following conditions - the declarations made by the Client in the article "Declarations and Commitments of the Client" are true - no safeguard, accelerated financial safeguard, accelerated safeguard, judicial recovery or judicial liquidation proceedings are underway, - the State Guarantee has been granted - the submission of a confirmation by Bpifrance Financement SA that the Client does not benefit from other loans covered by the State Guarantee for an amount exceeding the ceilings defined in the Order, - the submission of the certificate on honour provided in Appendix 2, duly completed and signed by the Client's legal representative, or failing that any person duly authorized to represent the Client. Subject to the fulfillment of these prerequisites, the Contract shall have been duly signed by the Client at the latest on 08/01/2022 at the latest, unless the Bank expressly agrees to extend this date. If this date is not met, the Loan shall not be made available. 3.2 Disbursement date The Loan shall be disbursed on the date of signature of the Agreement (the "Disbursement Date"). ARTICLE 4 - CAPITAL REPAYMENT 4.1 Fine-tuning of the Loan Subject to the exercise of the Additional Amortization Option (as defined below), the Client will repay the Loan in a single principal payment of the amount of the Loan at the end of 12 months from the Disbursement Date (the "Maturity Date"). In the event that this date is not a Business Day, it will be postponed to the next Business Day. 4.2 Additional Amortization Option At the earliest four months and at the latest two months before the Maturity Date, the Client shall have the possibility of requesting from the Bank, free of charge, on paper or electronically, an additional amortization option, in accordance with the model in Appendix 1 of the Agreement (the "Additional Amortization Option"), the following amortization methods: - a partial amortization of the Loan on the Maturity Date and then an amortization of the balance of the Loan over an additional one (1), two (2), three (3), four (4) or five (5) years from the Maturity Date; or - a total amortization of the Loan over an additional period of: one (1), two (2), three (3), four (4) or five (5) year(s) from the Maturity Date (the "Additional Amortization Period"), and the desired frequency of repayment: monthly, quarterly, semi-annually or, if applicable, annually. Upon receipt of the Client's request, the Bank shall inform the Client of the financial conditions applicable to the duration of the Additional Amortization Period requested. The interest rate applicable during the Additional Amortization Period shall correspond to the Bank's cost of financing (as determined by the Bank in accordance with the regulations in force on the date of exercise of the Amortization Option) and the Premium, the State Guarantee, all depending on the duration of the desired Additional Amortization Period. As of the date of dispatch of the new financial conditions by the Bank applicable during the Additional Amortization Period, the Client shall have a period of one month in which to indicate his agreement or rejection of these conditions. In the absence of a response from the Client or in the event of refusal, the Loan must be repaid on the Maturity Date.

The modifications to the Agreement resulting from the exercise of the Additional Amortization Option shall not in any way affect the Bank's rights under the Agreement and shall not be construed as a novation within the meaning of Articles 1329 et seq. of the Civil Code. The entry into force of the new amortization profile is conditional upon the payment of interest at the end of the 12-month period in accordance with Article 5. If the Additional Amortization Option is not exercised within the aforementioned period, the Loan must be repaid on the Maturity Date. In the event that one or more loans guaranteed by the State under the Order are taken out by the Client, the amortization profile of all the loans must be identical in terms of duration and frequency of repayment. ARTICLE 5 - INTEREST RATE OF THE LOAN (EXCLUDING ADDITIONAL AMORTIZATION PERIOD) The Loan shall bear interest at xx% per annum (excluding insurance). This rate corresponds to the Bank's financing cost plus the State Guarantee Premium. The interest period is 12 months. Interest shall be due by the Client on the Due Date. Interest shall be calculated on the principal amount of the Loan at the beginning of the interest period, using the exact number of days in the interest period to 360 days. The exact number of days in the interest period means from and including the first day of the period but excluding the last day. If the date of the last day is not a business day, it will be postponed to the first following business day. ARTICLE 6 - INSURANCE FOR DEATH, DISABILITY AND INABILITY TO WORK None ARTICLE 7 - OVERALL EFFECTIVE RATE The Bank hereby informs the Client that, taking into account all the financial conditions set out herein - the Interest Period is annual, - the Period Rate is xx%, - the Annual Percentage Rate, which is the annual rate proportional to the Period Rate, is xx% per annum. ARTICLE 8 - PLACE OF PAYMENT All payments to be made hereunder shall be made at the MARSEILLE CA ENT branch of the Bank, located at MARSEILLE (13008), 467 AV DU PRADO. The Client authorizes the Bank to debit the amounts necessary for the payment of all sums due hereunder from its account opened in this branch under the number xxxxx. ARTICLE 9 - ACCOUNTING The Loan shall be recorded in a separate account opened in the Bank's books in the Client's name. This separate account shall be excluded from any current account that the Client may have with the Bank and shall only record the entries necessary for repayment of the Loan. The Client acknowledges that the execution of the Loan and its repayment shall be sufficiently justified by the Bank's entries. ARTICLE 10 - EARLY REPAYMENT 10.1 General provisions applicable to early repayment Any early repayment, whether partial or total, shall be final. Any principal amount repaid in advance shall be accompanied by the interest due on the amount repaid. In case of partial early repayment, a new amortization schedule will be given to the Client. In the event of full prepayment, the Agreement will be terminated on the date of prepayment (hereinafter the "Termination Date"). In the event of the subscription of several loans benefiting from the State Guarantee under the Order, any prepayment made under any of these loans shall benefit all the lenders who granted these loans equally.

10.2 Voluntary prepayment outside the Additional Amortization Period During this period, the Client may only repay the Loan in full. The Client must inform the Bank, at least one month in advance, by registered letter with acknowledgement of receipt, of its intention to repay the Loan earlier. The Client must pay the Bank a sum equal to : - the outstanding capital, plus - the additional amount of the State Guarantee Premium due over the remaining term of the Loan. 10.3 Voluntary early repayment during the Additional Amortization Period The Client may prepay all or part of the Loan for a minimum principal amount of xxxx euros or a multiple thereof. Any voluntary prepayment may only be made on the interest payment dates. The Client must inform the Bank, at least one month in advance, by registered letter with acknowledgement of receipt of its intention to repay the Loan early. In the event of partial early repayment, the amount of said repayment shall be deducted proportionally from the instalments remaining due on the date of early repayment. The Client must pay the Bank an amount equal to : - the capital repaid, plus - a supplement to the Government Guarantee Premium due over the remaining term of the Loan, plus - the compensation (the "Compensation for Breach of Financial Conditions") defined below, if positive. The Client acknowledges that forward financial instruments have been entered into or are deemed to have been entered into by the Bank in order to offer the Client interest-bearing financing at a fixed rate. Compensation shall be due by the Client, where applicable, as a result of the early settlement of the forward financial instruments resulting from (I) the early payability of the Loan, (II) the early repayment, total or partial, voluntary or mandatory of the Loan or (III) the occurrence of any event of termination of the Loan for any reason whatsoever. The Compensation for Breach of the Financial Conditions will, in any event, be determined by the Bank (i) on the date, if any, stipulated in the Article of the Agreement relating to the event referred to in paragraph (I), (II) or (III) above or (ii) in the absence of such a stipulation, on the date of occurrence of such event, and shall be equal to : (A) xxx Plus (B) xxx; Less (C) xxx. The Client and the Bank agree that, for the purposes of the foregoing calculation, when the Compensation for Breach of Financial Conditions is determined following the occurrence of a partial prepayment, the principal amount of the Loan by reference to which the amounts referred to in paragraphs (a), (b) and (c) are (A), (B) and (C) are determined is the principal amount of the Loan subject to such prepayment. ARTICLE 11 - REPRESENTATIONS AND UNDERTAKINGS OF THE CLIENT 11.1 Declarations by the Client Throughout the term of the Loan, the Client declares and guarantees to the Bank : - that the funds to be derived from the Loan will be used exclusively for the purpose of preserving activity and employment in France

- that it does not benefit from other loans covered by the State Guarantee for a total amount exceeding the ceilings defined in Article 5 of the Order, - that it is not subject to a safeguard, accelerated financial safeguard, accelerated safeguard, receivership or judicial liquidation, - that no legal or financial event has occurred since the closing date of the last fiscal year that could have consequences on its legal situation, its activity or its profitability and which has not been brought to the attention of the the Bank, - that the execution and performance of the Contract have been duly authorized by its corporate bodies and competent authorities and do not require any any other authorization, - that no administrative proceeding, action, suit or proceeding is pending or, to its knowledge, is about to be instituted to prevent or prevent the execution of the Agreement or could have a material adverse effect on its business, assets or financial assets or financial condition, - there is no event that could constitute an event of default within the meaning of the Agreement. - neither Client nor, to its knowledge, any director, officer, agent or employee is a Sanctioned Person. Under the Agreement: - "Sanctioned Person" means any individual or entity subject to Sanctions (including, without limitation, by reason of the fact that it is (a) owned or controlled directly or indirectly by any person who is subject to Sanctions, or (b) incorporated under the laws of, or a citizen or resident of, a country subject to Sanctions, whether general or extended to that country or resident of such country); - Sanctions" means any economic or financial sanctions, trade embargoes or similar measures adopted, enforced or implemented by any of (a) the United Nations; (b) the United States of America; (c) the European Union or any current or future member state; or (d) the United Kingdom. 11.2 Client's Undertakings 11.2.1 Information from the Bank Throughout the term of the Loan, the Client must : - inform the Bank of the occurrence of any event of early repayment and/or any event of early repayment under any indebtedness granted to the Client. - inform the Bank within fifteen days, producing the necessary supporting documents at its expense, of any legal changes concerning the Client, and in particular a change of name, merger, absorption or demerger, transformation into a company of another nature, a safeguard of any kind, a legal recovery or liquidation, a cessation of or a change in the powers of the persons authorized to deal on its behalf, - submit to the Bank, as soon as they are drawn up and at the latest within six months of the end of each financial year, the certified copies of its annual balance sheet, income statement and all documents required by law, accompanied, if necessary, by the auditors' reports, - send to the Bank, as soon as they are drawn up, all other accounting documents required by law, all minutes of its ordinary and extraordinary meetings, 11.2.2 Sanctions The Client agrees, for the entire duration of the Loan, to: (a) not directly or indirectly use any funds made available to it under the Loan (or lend, contribute or otherwise make available such funds to any person) in a manner that would result in a breach of any Sanctions by the Bank (including if such fu nds were used to finance or facilitate the activity or transactions of a Sanctioned Person, or of a Sanctioned Person, or of a person associated with a Sanctioned Person, or if such funds were made available to or for the benefit of a Sanctioned Person) (b) no income or profits from any activity or dealings with a Sanctioned Person will be used to repay amounts owed to the Bank under the Loan. 11.2.3 Miscellaneous commitments The Client undertakes not to transfer, without the Bank's prior consent, all or part of its assets for an amount exceeding 50.00% of the gross value of its fixed assets, except in the context of its day-to-day management and in accordance with its usual practices, in particular in the context of agreements practices, particularly in the context of licensing agreements or the conclusion of partnerships.

ARTICLE 12 - OCCURRENCE OF NEW CIRCUMSTANCES 12.1 Illegality and Sanctions (A) If it is or becomes unlawful in any relevant jurisdiction for the Bank to perform any of its obligations under this Agreement or to fund, make available or maintain its commitment under the Agreement, or (B) if the Client is or becomes a Sanctioned Person: (a) the Bank shall (or, in the case of (B) above, may) promptly notify the Client upon becoming aware of; (b) as soon as the Bank notifies the Client (or in the case of (B) above, if the Bank so specifies in its notification or in a subsequent notification), the amount available under this Agreement shall be cancelled immediately; and (c) The Client (in case (B) above, if the Bank so specifies in its notice or in a subsequent notice) shall repay the amounts due under this Agreement to the Bank on the date specified in the notice. 12.2 Other events In the event of the entry into force, implementation or modification of a national, European or international law, regulation or non-governmental standard applicable to the Bank, or in the event of a change in the interpretation or application thereof which would result in any of the terms of the Agreement being unlawful or in the Bank's remuneration being reduced, the Bank shall notify the Client of the occurrence of one of these events by registered letter with acknowledgement of receipt. The Bank and the Client shall then have a period of thirty calendar days from the date of this notification to negotiate a mutually satisfactory solution in order to, as the case may be, render the terms of the Agreement lawful or avoid the Bank's remuneration being reduced. While the above negotiations are ongoing, the Bank may object to any disbursement. If at the end of this period no solution can be found, the Bank may terminate the Agreement, making the sums owed by the Client payable by operation of law. The Bank shall then calculate the Termination Balance, applying the provisions of the article "Termination Balance", on a date defined by mutual agreement (the "Termination Date"). In the absence of such an agreement, the Bank may set the Termination Date, which will take place within xxx ARTICLE 13 - EARLY PAYMENT - TERMINATION OF THE CONTRACT 13.1 Automatic payment All sums owed by the Client to the Bank under the terms of the Agreement shall be payable in advance, immediately and by right in the event of : - judicial liquidation, amicable liquidation, dissolution, plan to sell the company as part of a collective procedure or cessation of the Client's operations, - situation of the Client irremediably compromised or seriously reprehensible behavior of the Client within the meaning of article L 313.12 of the Monetary and Financial Code, - as well as in all cases where the regulations allow it. In any of the above cases, the Bank shall inform the Client by registered letter with acknowledgement of receipt, sent to the address below, that the Loan is due and payable in accordance with the provisions of this article. The Bank shall mention in its letter that it is invoking this clause. The Bank shall not be required to complete any other formality. The payment or regularizations subsequent to this letter shall not prevent this early payment. 13.2 Optional payability Similarly, the Bank may make all sums owed by the Client under the Agreement payable in advance in any of the following cases 1. non-payment on the due date of any amount that has become due under the Agreement 2. failure to comply with any of the commitments entered into by the Client under the Agreement 3. inaccuracy or incorrectness of any of the declarations in the article "Declarations and Commitments of the Client" at the time they were made, or if any made, or if any of these statements cease to be accurate and correct, including the statement relating to the Client's other loans covered by the Client covered by the State Guarantee,

4. if the State Guarantee from which the Bank must benefit as security for the Loan is not granted or does not rank as agreed 5. if the Client fails to pay an amount due to anyone, including tax or social security contributions, or if the taxes and social security contributions, or the early payment, for any reason whatsoever, of sums due under any indebtedness granted to the Client by the Bank or by a third party under another contract, unless the Client has contested in good faith that the debt is due and has brought the dispute before the competent court, in which case the breach of which the Client is accused shall not be enforceable against it by the Bank until the court has confirmed that the debt in question is due and payable. 6. no payment of an amount due under a mandatory prepayment event 7. merger, absorption, demerger of the Client 8. modification of the Client's legal structure resulting in a reduction in the personal liability of the current partners, the Loan having been granted in consideration of the latter 9. reduction of the Client's share capital In any of the above cases, the Bank shall inform the Client by registered letter with acknowledgement of receipt sent to the address below, that it is declaring the Loan to be due and payable pursuant to the provisions of this article. The Bank shall mention in its letter that it is invoking this clause. The Bank shall not be required to complete any other formality. The payment or regularizations subsequent to this letter shall not prevent such early repayment. 13.3 Consequences of early repayment The sending by the Bank to the Client of the registered letter referred to in the paragraphs entitled "Automatic Payment" and "Optional payability » shall automatically result in : - the termination of the Agreement, it being specified, however, that the provisions of the Agreement enforceable against the Client shall continue to apply until full payment of the Termination Balance defined in the "Termination Balance" article, - the establishment by the Bank of the Termination Balance due by the Client. This is calculated in accordance with the provisions of the "Termination Balance" article and will be calculated at the time of the Balance", on a date defined by the Bank (hereinafter the "Termination Date") which shall be within xxx Working Days of the date of the days from the date of dispatch of the aforementioned registered letter. ARTICLE 14 - TERMINATION BALANCE The Termination Balance established by the Bank on the Termination Date shall be equal to - the principal of the Loan outstanding on the Termination Date, plus : - the interest due to the Bank on the Termination Date - where applicable, the fees referred to in the "Taxes and Fees" article - the additional amount of the State Guarantee Premium due over the remaining term of the Loan, - the balance provided for in the "Early Repayment" article. The Termination Balance shall, if applicable, be increased by all costs and expenses incurred by the Bank as a result of its actions recovery of its debt. It shall be notified to the Client by registered letter with acknowledgement of receipt and shall be payable as of right on the Date of Termination, subject to any collection costs incurred subsequently, which shall be payable on the date of their notification to the Client and immediately reimbursed by the Bank. ARTICLE 15 - INTEREST ON ARREARS Any amount due under the Loan, including the Termination Balance, shall automatically bear interest as of the date on which it becomes due and payable date (included) and until its effective payment date (excluded) at the annual interest rate stipulated in the article "Interest rate of the Loan" plus xxx% per annum, without the need for the Bank to give any prior notice of default. This stipulation shall not prejudice the payment of the amount due and shall therefore be deemed to constitute an agreement on a payment period. The late payment interest shall be capitalized at the same rate, if it is due for a whole year, in accordance with Article 1343-2 of the Civil Code. ARTICLE 16 - TAXES AND FEES 16.1 Taxes Payment of any amount due from Client under the Agreement shall be made net of any present or future taxes, withholding or deduction of any kind, present or future. 16.2 Fees

The Client shall not be required to pay any processing or review fees in connection with the Loan. All costs incurred by the Bank for the performance of the Agreement, particularly in the event of default, shall be borne by the Client. The same shall apply to all costs fees incurred by the Bank, even if they are not recoverable, with a view to recovering the sums owed by the Client. ARTICLE 17 - WAIVERS, CUMULATIVE RIGHTS AND REVIEW 17.1 Waivers and cumulative rights The non-exercise or late exercise by the Bank of any right under the Agreement shall not constitute a waiver of the right in question. Similarly, partial exercise of any such right shall not prevent the subsequent exercise of rights not yet fully exercised. The rights referred to in this article are cumulative with any rights that may arise by law. 17.2 Imprecision The Bank and the Client hereby acknowledge that the provisions of Article 1195 of the Civil Code shall not apply to the Contract and that they waive their therefore waive any action that they may take under this article relating to contractual unforeseeability. ARTICLE 18 - TRANSFERABILITY OF THE LOAN The Client may not under any circumstances assign or transfer its rights and obligations under the Agreement without the prior written consent of the Bank. The Bank reserves the right to assign or transfer at any time, in whole or in part, its claim against the Client under the Loan, by any legal means, in particular by assignment, subrogation or pledge. The securities, guarantees and accessories related to the Loan, as well as the benefit of insurance, shall be transferred to the assignee by operation of law. ARTICLE 19 - GUARANTEE The Loan is guaranteed by the State in accordance with the provisions of the Order. The State Guarantee shall be remunerated in accordance with the provisions of the Order and the State Guarantee Premium, borne by the Client, shall be definitively collected by Bpifrance Financement SA from the Bank in accordance with the provisions of the Order, including in the event of early repayment of the Loan. The Client authorizes the Bank to communicate to the State, to Bpifrance Financement, acting on behalf and under the control of the State, to its supervisory ministries, the Client's identification data and all information relating to the Loan and necessary for the monitoring, management and evaluation of the State Guarantee. ARTICLE 20 - DOMICILE For the performance of this Agreement and its consequences, the Bank shall have an address for service at the above-mentioned place for payments and for the Client and any third party guarantor, at their respective registered offices or domicile. ARTICLE 21 - APPLICABLE LAW French law shall apply to the Contract and the French courts shall have jurisdiction. ARTICLE 22 - PROFESSIONAL SECRECY The Bank is bound by professional secrecy. However, secrecy may be waived in accordance with legal and regulatory provisions and international conventions. Thus, the Bank is obliged to communicate information at the request of, in particular, the authorities such as the supervisory authorities, the tax or customs authorities or the judicial authorities acting in the context of criminal proceedings. In addition, Article L. 511-33 of the French Monetary and Financial Code authorizes the Bank to communicate information covered by professional secrecy to rating agencies and persons with whom it negotiates, concludes or executes credit transactions, financial instrument transactions, guarantees or financial instruments, guarantees or insurance intended to cover a credit risk, the acquisition of holdings or control, the sale of control, sales of assets or goodwill, sales or transfers of receivables or contracts, contracts for the provision of services that perform important operational functions, or in the study or preparation of any type of contract or of any type of contract or transaction between legal entities in its group, where such information is necessary for the operations concerned. Third parties receiving such information are themselves subject to an obligation of confidentiality. In addition to the cases referred to above, professional secrecy may also be lifted, on a case-by-case basis, at the request or with the express authorization of the Client, for the benefit of the Client, for the exclusive benefit of the persons it will designate in writing. In this respect, the Client hereby authorises the Bank to communicate the information necessary for the management of the banking relationship to the legal entities of its group and to the third parties concerned, in particular for the processing of operations related to the Loan. The Bank has taken the appropriate measures to ensure the confidentiality of the information transmitted. ARTICLE 23 - PROTECTION OF PERSONAL DATA The Bank may or may not process personal data (hereinafter referred to as "the Data") of natural persons, representatives of the Bank or of the Bank's subsidiaries, or of any other person or entity. ") of the natural persons, representatives or employees ("the Representatives"), of its Client. 1 - The processing carried out by Societe Generale has, in particular, the following purposes The management of the banking relationship, accounts or products and services subscribed to. The Data may be kept for a period of five years from the end of the commercial relationship, and if necessary, the end of the collection. Management, study and granting of credits, identification of risks. The Data may be kept for a maximum of five years beyond the duration of the credit or for a period of twelve months from the notification of the decision of the bank's decision if the credit is not granted. The fight against fraud. The Data may be kept for a maximum period of ten years from the closing of the fraud file. Compliance with legal and regulatory obligations, particularly with regard to operational risk management (including security of computer networks and transactions as well as the use of international payment networks), the fight against money laundering and the financing of terrorism, obligations related to financial markets, and the determination of tax status. The Data may be retained for a period of five years. Data generated by seriously reprehensible behavior or acts may be kept for a maximum period of ten years from the date of registration of the facts in our systems. Debt collection or assignment, management of payment incidents. The Data may be kept for a period of twelve months from the extinction of the debt. Commercial prospecting, the realization of commercial animations and advertising campaigns. The Data may be kept for a period of three years from the end of the commercial relationship, or from the last contact made by the Representative if he or she is not a Client of the Bank. The Bank may record conversations with its Client's Representatives in any medium (e-mail, fax, telephone), for the purposes of improving telephone reception, complying with legal and regulatory obligations and regulatory obligations, in particular those relating to the financial markets, and to ensure the security of the transactions carried out. Depending on the cases covered by the regulations, the Data may be kept for a maximum of seven years from the date of their their registration. The Data processed for the above-mentioned purposes are necessary for the execution of the contract, for compliance with a legal obligation or, in the case of the fight against fraud or commercial prospecting, necessary for the pursuit of the legitimate interests of the Bank, and this in accordance with the fundamental rights and freedoms of the Representatives. The Data collected by the Bank also enables it to personalise and continually improve the commercial relationship with its Clients in order to offer them the most suitable and relevant offers. The Bank may aggregate this Data in order to draw up anonymized marketing reports. In addition, the personalisation, targeting and optimisation of offers and services shall be subject, as necessary, to the collection of consent, which may be withdrawn at any time. The Data may be kept for the time necessary to achieve the purpose for which it was collected as mentioned above. It will then be deleted. As an exception, the Data may be archived to manage ongoing claims and litigation as well as to meet our legal and/or regulatory obligations and/or to respond to requests from authorities authorized to make such requests. Accounting data may be kept for a period of ten years in accordance with the provisions of Article L.123- 22 of the French Commercial Code.

2 - Communication to third parties: The Client authorises the Bank, as far as is necessary and in derogation of banking secrecy, to communicate the information collected under this agreement to the legal entities of its group, as well as to its partners, intermediaries, brokers and insurers, subcontractors and insurers, subcontractors and service providers, within the limits necessary for the execution of the purposes described in point 1. as well as for the pooling of resources and the presentation of products and services. This data may also be communicated, where applicable, to any entity that comes under the rights of the Bank under the Contract, within the limits necessary for the implementation of the rights thus transmitted. 3 - Transfers of personal data outside the European Union : Furthermore, due to the international dimension of the Société Générale Group and the measures taken to ensure the use of IT tools and the security of IT networks and transactions as well as the use of international payment networks, or in the context of pooling resources or computer maintenance operations, the processing referred to in point 1 above may involve transfers of Data to countries that are not members of the European Economic Area, whose legislation on the protection of personal data differs from that of the European Union. In this case, a precise and demanding framework, in accordance with the models adopted by the European Commission, as well as appropriate security measures, ensure the protection of the transferred Data. The transfers of Data made necessary take place under conditions that ensure the confidentiality and security of such Data. In this respect, the Bank implements all appropriate technical and organizational measures to ensure the security of the Data, which may also be communicated to official bodies and to the authorized authorities of the country concerned, in particular in the context of the fight against money laundering and the financing of terrorism, the fight against fraud and the determination of tax status. 4 - Rights of the individuals concerned: Any natural person concerned has a right of access and rectification, erasure*, limitation of processing*, as well as the right to portability* of their data. Any person may also object at any time, for reasons relating to his or her particular situation, to the processing of its personal data. It is specified that the exercise of some of these rights may result, on a case-by-case basis, in the impossibility for the Bank to provide the product or the service. These persons may also, at any time and at no cost, without having to justify their request, object to the Data being used for commercial prospecting purposes. These rights may be exercised and the Data Protection Officer may be contacted by contacting - at the branch where the Client's account is opened - by e-mail to the following address: protectiondesdonnees@societegenerale.fr These persons have the right to file a complaint with the Commission Nationale de l'Informatique et des Libertés (CNIL) the supervisory authority in charge of compliance with Data obligations. The Client undertakes to inform the Representatives concerned by the above-mentioned processing of the foregoing provisions. Executed in Paris in 2 original copies [signature page & stamps] Signed by Innate Pharma on December 17 2021 Signed by Société Générale on December 22 2021

APPENDIX 1 TO THE LOAN AGREEMENT (1/1) Model of request to exercise the Additional Amortization Option of the Loan on the Client's letterhead (Pursuant to Article 6 of the Amending Finance Act No. 2020-289 of March 23, 2020 and the Order of March 23, 2020 of March 23, 2020 granting the State guarantee to credit institutions and finance companies) This document must be sent to the account-holding branch by mail or electronically between 4 months and 2 months preceding the Due Date. FROM : INNATE PHARMA TO: SOCIETE GENERALE, MARSEILLE CA ENT branch DATE : / /, SUBJECT: LOAN OF 20 000 000,00 euros (CONTRACT of / / ) The terms defined in the Contract shall have the same meaning in this request to exercise the Additional Amortization Option. In accordance with the terms of Article 4 "CAPITAL REPAYMENT" of the Contract, we request to use the option to amortize the Loan, as of the Maturity Date, according to the following terms and conditions: With respect to the amount: The total principal amount of the Loan A partial amount of the Loan, in the amount of (in figures and in words), the balance of the Loan will be paid on the Maturity Date. One year Two years Three years Four years Five years According to the following principal repayment schedule: Monthly Quarterly Semi-annually Annually We have noted that the applicable interest rate, which will depend on the repayment period and the periodicity of repayments chosen, will correspond to the cost of financing the loan to which will be added the cost of the State Guarantee. We have noted that a new amortization table mentioning the interest rate will be sent to us. Name, first name of authorized signatory : Quality: Signature : Client's stamp

APPENDIX 2 TO THE LOAN CONTRACT CERTIFICATE OF HONOUR I, the undersigned, Mr Mondher MAHJOUBI acting in the capacity of President of the Board of Directors of INNATE PHARMA, whose registered office is MARSEILLE 9 (13009), 117 AV DE LUMINY, with unique identification number 424 365 336 (hereinafter "the Customer"), hereby certifies that the Customer: 1/ meets the eligibility requirements set forth in (i) the Amending Finance Law n°2758 for 2020 (hereinafter the "Law") and (ii) the Order of March 23, 2020 granting the State guarantee to credit institutions and finance companies pursuant to Article 6 of Act n° 2020-289 of March 23, 2020 on Amending the Financial Law for 2020 (hereinafter the "Order") ; 2/ does not benefit, together with the loan granted by Société Générale under the Order, from loans covered by the State guarantee referred to in Article 1 of the said Order, for a total amount exceeding : (tick the box corresponding to your situation) - if the Client is a company created before January 1, 2019: 25% of the 2019 sales figures or, if applicable, of the last available year ; - if the Client is a company created on or after January 1, 2019: the estimated French payroll for the first two years of activity, or, if the following criterion is more favorable, 25% of the reported 2019 sales; - if the Client is an innovative company that meets at least one of the criteria defined in II of Article D. 313- 45-1 of the Code on the Entry and Stay of Foreigners and the Right of Asylum: 25% of 2019 revenues or of the last available year or, if the following criterion corresponds to a higher amount, up to two times the French payroll for 2019 or the last available year. 3/ was not subject to a safeguard, accelerated financial safeguard, accelerated safeguard, receivership or judicial liquidation as of December 31, 2019, 4/ was not a "firm in difficulty" on 31/12/2019 within the meaning of point 18 of Article 2 of EU Regulation n°65/93 of Article 2 of the EU Regulation n°651/2014 of the European Commission. (if the Client is a company with more than 250 employees and more than 50 million turnover). I acknowledge that any false declaration concerning any of the above-mentioned elements may result in the early repayment of the loan granted by Société Générale. Done at On Signature :